EXHIBIT 99(a)

Bank of Granite	NEWS
—— C O R P O R A T I O N ——

For Release:	February 12, 2004

BANK OF GRANITE CORPORATION TO INCREASE
ITS STOCK REPURCHASE PLAN

     Bank of Granite Corporation (Nasdaq: GRAN) announced today that its Board of Directors has authorized an additional $10 million stock repurchase program. These repurchases may take place from time to time in the open market or privately negotiated transactions, depending on market conditions and subject to compliance with all appropriate securities laws and regulations.

     John A. Forlines, Jr., Chairman and Chief Executive Officer, said it was the company’s intention to continue to repurchase shares as long as the price remains below its estimated intrinsic value. He added, “this decision by the Board enables us to have additional choices in allocating our capital and will allow us to continue our goal of building value for our shareholders.”

     Bank of Granite Corporation is the parent of Bank of Granite and Granite Mortgage, Inc. Bank of Granite operates nineteen full-service banking offices in Burke, Caldwell, Catawba, Mecklenburg, Watauga and Wilkes Counties. Granite Mortgage, headquartered in Winston-Salem, originates mortgages in the Central and Southern Piedmont and Catawba Valley regions of North Carolina and in Hilton Head Island, South Carolina. Bank of Granite Corporation’s stock is traded on the Nasdaq Stock Market® and is quoted electronically under the symbol GRAN.

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For further information, contact Kirby A. Tyndall, Chief Financial Officer,
828 496-2026 (voice), 828 496-2010 (fax) or Internet email at ktyndall@bankofgranite.com

Bank of Granite Corporation, PO Box 128, Granite Falls, NC 28630	www.bankofgranite.com